Exhibit 99.1

For Immediate Release

LANG LOWREY TO RETIRE FROM BOARD OF DIRECTORS

ST. PETERSBURG, FLORIDA (February 18, 2005) – Danka Business Systems PLC (NASDAQ: DANKY) today announced that, effective March 1, 2005, Lang Lowrey will retire from the company’s Board of Directors. Lowrey was the company’s Chief Executive Officer from March 2001 to March 2004 when he was succeeded by Todd Mavis. He has been Chairman of the Board since January 2002.

As the company’s Chief Executive Officer Lowrey was instrumental in implementing plans to improve sales margins, significantly reduce debt, and enhance the company’s liquidity. In addition, Lowrey recruited the key members of the current management team and significantly upgraded the company’s corporate governance programs, including the recruitment of several key new board members. He also oversaw the completion of the company’s Oracle systems implementation in the U.S., and instituted numerous process and policy initiatives to upgrade the company’s operations.

“I would like to thank Lang for his leadership over the past several years and his substantial contributions to Danka,” said Mavis. “Lang came to Danka during a very turbulent financial time for the business, and successfully steered the company through a series of transactions which greatly improved our long term debt structure. He was also instrumental in developing our Vision 21 strategy and growth initiatives which, as we recently announced, we continue to implement today.”

“I am proud of the accomplishments of the management team during my tenure and was pleased to work with Todd this past year in the transition to his new role as Chief Executive Officer,” said Lowrey. “I was recently ordained into the ministry and, as I have long stated, I am very much looking forward to devoting my time and attention to this vocation.”

“We wish Lang all the best in his future endeavors,” said Andy McKenna, Chairman of the company’s Executive Committee. “Lang’s leadership has helped position the company to achieve success in this next phase of its development.”

The Board of Directors has appointed Mr. McKenna as its Chairman. Mr. McKenna is also a director at AutoZone Inc. He formerly was president and director of SciQuest.com, a business-to-business electronic

February 18, 2005

marketplace for scientific products. He also served in several executive positions at The Home Depot, including senior vice president of Strategic Business Development and Import/Logistics; president of the Midwestern Division; and chief information officer. Prior to that, Mr. McKenna spent 16 years with Deloitte & Touche. He became a Danka director in February 2002.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0154

Certain statements contained in this press release, including statements related to Danka’s future business and financial performance, are forward-looking. Such statements reflect the current views of Danka with respect to future events and are subject to certain risks, uncertainties, and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s analysis only as of the date they are made.

Danka is a registered trademark and Danka @ the Desktop and MyDanka.com are trademarks of Danka Business Systems PLC. All other trademarks are the property of their respective owners.